EXHIBIT 5.1

                                  LAW OFFICES
                           REISMAN & ASSOCIATES, P.A.
                                  [LETTERHEAD]


October 25, 1996


Ocurest Laboratories, Inc.
4400 PGA Boulevard
Palm Beach Gardens, FL  33410

Gentlemen:

We have acted as your counsel in connection with a Registration Statement on Form SB-2, file No. 333-10323 filed with Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") with respect to
(a) 5,000,000 shares of Common Stock, $.008 par value, (b) 2,300,000 Units, (c) 2,300,000 Class A Redeemable Common Stock Purchase Warrants, and (d) 400,000 Common Stock Purchase Warrants, all as described in the Registration Statement. An aggregate of 2,300,000 shares of Common Stock, $.008 par value, and 2,300,000 Class A Redeemable Common Stock Purchase Warrants comprise the Units.

We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials, and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and all copies submitted to us as conformed or photostatic copies.

Based on the foregoing, we are of the opinion that the securities referred to herein when sold as set forth in the Registration Statement will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and consent to the use of our name as it appears under the Caption "Legal Matters" therein.

Sincerely,



/s/ REISMAN & ASSOCIATES, P.A.
Reisman & Associates, P.A.